Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made on the 20th day of March, 2006, between VITA FOOD PRODUCTS, INC., a Nevada corporation (the “Company”) and CLIFFORD BOLEN (the “Employee”).

RECITALS

A.            The Company is engaged in the business of processing and manufacturing cured and smoked herring and salmon products and distributing other related products (the “Business”).

B.            The Company has determined that in view of the Employee’s past experience with and services to the Company and his knowledge, expertise and experience in finance and accounting, the Employee’s services as an executive officer of the Company will be of great continued value to the Company, and accordingly, the Company desires to enter into this Agreement with the Employee as set forth herein in order to secure such continued services.

C.            The Employee desires to continue to serve as an executive officer of the Company on the terms set forth herein.

CLAUSES

NOW, THEREFORE, for and in consideration of the Employee’s employment by the Company, the above premises and the mutual agreements hereinafter set forth, the Employee and the Company agree as follows:

1.             DEFINITIONS.

(a)           “Board” means the Board of Directors of the Company.

(b)           “Cause” means the Employee’s (i) commission of any act of fraud or dishonesty relating to the business affairs of the Company; (ii) conviction of any felony in connection with employment by the Company; or (iii) material failure, after written notice specifying such failure and a reasonable opportunity to cure such failure, to perform his material duties or responsibilities hereunder.

(c)           “Sale” means (i) a sale of substantially all of the assets of the Company or (ii) the sale or other transfer of beneficial ownership in one or a series of transactions of the capital stock of the Company to a person or entity or group of persons or entities (who are treated as a group under the federal securities laws) and that are not owners of at least 10% of the outstanding capital stock of the Company at the time of the transfer, such that any such transferee (or transferees) owns more than 50% of such voting capital stock after such transfer.

(d)           “Total Disability” means the Employee’s inability, through physical or mental illness or accident, to perform the majority of his usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) in the manner and to the extent required under this Agreement for a period of at least one hundred eighty (180) consecutive days. Total Disability shall be deemed to have occurred on the first day following the expiration of such one hundred eighty (180) day period.

2.             EMPLOYMENT; DUTIES.

(a)           The Company agrees to employ the Employee as Chief Operating Officer of its Vita Seafood Division and Chief Financial Officer of the Company with the duties and responsibilities generally associated with such positions and currently performed by the Employee and such other reasonable additional responsibilities and positions as may be added to the Employee’s duties from time to time by the Board consistent with the Employee’s position. The Company reserves the right to change the Employee’s position with the Company provided that such new position is an executive position with the Company with executive duties.

(b)           During the Term, Employee shall (i) diligently follow and implement all lawful management policies and decisions communicated by the Board; and (ii) timely prepare and forward to the Board all reports and accountings as may be requested.

3.             TERM. The term of Employee’s employment (the “Term”) shall have commenced on January 1, 2006 (the “Effective Date”) and shall continue for a period of three (3) years (the “Initial Term”), unless sooner terminated pursuant to the terms of the Agreement. Thereafter, the Term will automatically renew for successive one (1) year renewal terms (“Renewal Terms”) unless and until the Company gives the Employee written notice of its nonrenewal of this Agreement on or before the date nine (9) months prior to the expiration of the then current Initial Term or Renewal Term; provided the foregoing to the contrary notwithstanding, upon the occurrence of a Sale after December 31, 2006, the Term shall be for a period of two (2) years from the date of such Sale.

4.             COMPENSATION.

(a)(i)        For the Initial Term, Employee shall be paid a base salary of Two Hundred Thirty Thousand Dollars and 00/100 ($230,000) per year (the “Base Salary”). The Base Salary shall increase on January 1, 2007 and on January 1 of each subsequent year during the Term (each an “Anniversary Date”) by the same percentage as the increase from the previous such Anniversary Date, based on in the Consumer Price Index, Urban Wage Earners and Clerical Workers, All Items, (Current Series) for the metropolitan statistical area that includes Chicago, Illinois, as published by the U.S. Department of Labor, Bureau of Labor Statistics. The Base Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, weekly installments or in the manner and on the timetable which the Company’s payroll is customarily handled or at such intervals as Company and the Employee may hereafter agree to from time to time.

(ii)     The Base Salary may be increased (in addition to the cost of living increases provided under Section 4(a)(i)) from time to time and at any time by the

Compensation Committee, if approved by the Board, but shall in no event be reduced or decreased.

(iii)    If the Term shall terminate on other than the last day of a calendar month, Employee’s compensation for such month shall be prorated according to the number of days during such month that occur within the Term.

(b)           The Employee shall be entitled to receive an annual bonus (“Bonus”) based on the Company’s Bonus Plan, as amended from time to time, only as approved by the Compensation Committee and by the Board. The Bonus, if any, shall be paid on or before the 15th day of March following the calendar year for which such Bonus is earned.

(c)           While Employee is performing the services described herein, the Company shall, upon request, reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of duties of employment hereunder.

(d)           If the Company now maintains or, while Employee renders services to the Company, establishes an incentive or other compensation plan (however described or denominated) for the corporate, operating or executive officers or other management of the Company, or if the Company now maintains or, while Employee renders services to the Company, establishes any other benefit program(s) (however described or denominated) for corporate, operating or executive officers or other management employees of the Company, Employee shall be eligible to fully participate in each such plan or benefit program.

(e)           During the Term, the Company shall provide health, medical, disability and term life insurance to Employee in accordance with any group plan which it now maintains or which may hereafter be established by the Company and in which executive officers participate.

(f)            Employee shall receive not less than four (4) weeks paid vacation during each twelve (12) month period of the Term. Such vacation period may be increased from time to time and at any time by the Board but shall in no event be shortened to less than the longest period attained by Employee at any time during his employment.

5.             TERMINATION.

(a)           Employee’s employment may be terminated only as follows:

(1)           At any time after December 31, 2006, the Company may terminate the employment of the Employee for any reason, effective upon at least 30 days notice;

(2)           The Company may terminate the employment of the Employee for Cause, in which case the termination shall be effective immediately upon notice to the Employee;

(3)           The Employee may terminate his employment if the Company materially breaches this Agreement, and the Company fails to cure such breach within thirty (30) days after the Company receives written notice specifying the reasons for the breach;

(4)           The employment of the Employee will terminate upon the death of the Employee effective on the date of death;

(5)           The employment of the Employee will terminate upon the Total Disability of the Employee effective upon the expiration of the 180 days as provided in Section 1(c) of this Agreement; or

(6)           The Employee may terminate his employment for any reason, upon notice to the Company; provided, however, the Company shall have a right to set the effective date of termination to any date no later than 60 days after receipt of the notice.

(b)           If the Company terminates the employment of the Employee prior to December 31, 2006 without Cause, the Company will be obligated to pay to the Employee all of the compensation and benefits provided under Section 4 for the unexpired duration of the Initial Term.

(c)           In the event that the Employee’s employment is terminated due to the Employee’s death or Total Disability, the Company will be obligated to pay to the Employee the full amount of Base Salary earned by Employee through the effective date of termination, and any Bonus that may have been earned but not yet paid.

(d)           In the event that the Employee’s employment is terminated by the Company for Cause, or by the Employee pursuant to Section 5(a)(6) the Company will have no obligations to pay any amount beyond the effective date of such termination whether as Base Salary, Bonus or otherwise or to provide any benefits arising hereunder except as required by law.

(e)           In the event that (i) Employee’s employment is terminated either:  (A) by the Company other than for Cause, or (B) by the Employee as a result of the company’s breach pursuant to Section 5(a)(3); or (ii) the Term expires and is not renewed by the Company at the expiration of the Initial Term or any Renewal Term, then the Employee’s employment shall terminate, and upon either such termination under clause (i) or (ii), the Company shall continue to pay Employee his then current Base Salary and shall continue to provide Employee health insurance at active employee premium rates as provided in Section 4(e), as a severance benefit, for a period of twelve (12) months from the occurrence of any of the foregoing events (“Severance Period”), payable in accordance with the Company’s payroll practices, provided, however, if the Employee’s employment is terminated by the Company without Cause within ninety (90) days prior to a Sale or within nine (9) months after the Sale, the Severance Period shall be extended to eighteen (18) months.

6.             CONFIDENTIAL INFORMATION. Employee acknowledges that the nature of his engagement by the Company is such that Employee shall have access to information of a confidential and/or trade secret nature which has great value to the Company. Such information includes financial, manufacturing and marketing data, business plans and methods, processes, product formulas, developmental work, work in process, methods, trade secrets (including, without limitation, customer lists, supplier lists and lists of customer, supplier and food broker sources), and any other information relating to the products, services, customers, sales or business affairs of the Company, which has value and is treated as secret and/or confidential by the Company (the “Confidential Information”). The Company and Employee have and will also have access to Confidential Information of its suppliers (“Suppliers” means any persons with whom the Company has a co-packing or joint venture relationship with or who supplies any products or materials to the Company). Confidential Information includes not only information disclosed by the Company or its Suppliers to Employee in the course of employment, but also information developed or learned by Employee during the course of employment with the Company. Confidential Information is to be broadly defined. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company or Suppliers are engaged or in which they contemplate engaging. Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company or Suppliers, whether or not such information is identified as Confidential Information by the Company or Suppliers. Employee agrees to keep all Confidential Information that could be materially detrimental to the interests of the Company or Suppliers in confidence during the term of this Agreement and at any time thereafter and shall not use, disclose, publish or otherwise disseminate any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company’s best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, (iv) authorized in writing by the Company, or (v) no longer qualifies as a trade secret or Confidential Information under applicable law. Upon termination of employment with the Company, Employee shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing Confidential Information, whether prepared by Employee, the Company or anyone else.

7.             NON-COMPETITION. In order to protect the Confidential Information, Employee agrees that during the term of employment, and for a period of one (1) year thereafter, Employee will not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor, or otherwise, promote, participate or engage in any activity or other business directly competitive with the Company’s then existing Business, if such activity or other business involves any use of any of the Confidential Information by Employee.

8.             NON-SOLICITATION OF CUSTOMERS OR SUPPLIERS. Employee agrees that for a period of one (1) year after the termination of employment with the Company, Employee will not, on his own behalf or on behalf of any other individual, association or entity, call on any of the customers of the Company (who are customers on the date of termination of employment) for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by or to the Company, nor will Employee in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers or any Suppliers (who are Suppliers on the date of termination of employment) to take away or to divert or direct their business away from the Company to Employee or to any other person or entity with which Employee is employed, associated, affiliated or otherwise related.

9.             NONINTERFERENCE WITH EMPLOYEES. In order to protect the Confidential Information and as a consideration for this Agreement, Employee agrees that during the term hereof and for a period of one (1) year thereafter, Employee will not, directly or indirectly, induce or entice any employee of the Company to leave such employment or cause anyone else to leave such employment.

10.          REMEDIES. The parties hereto agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This Section 10 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

11.          SEVERABILITY. In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

12.          ASSIGNMENT. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto.

13.          NOTICES. Except as otherwise specifically provided herein, any notice required or permitted to be given to Employee pursuant to this Agreement shall be given in writing, and personally delivered or mailed to Employee by certified mail, return receipt requested, at the address set forth below Employee’s signature on this Agreement or at such other address as Employee shall designate by written notice to the Company given in accordance with this Section 13, and any notice required or permitted to be given to the Company shall be given in writing, and personally delivered or mailed to the Company by certified mail, return receipt requested, addressed to the Company at the address set forth under the signature of the President of the Company or his designee on this Agreement or at such other address as the Company shall designate by written notice to Employee given in accordance with this Section 13. Any notice complying with this Section 13 shall be deemed received upon actual receipt by the addressee.

14.          WAIVER. The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

15.          GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

16.          BENEFICIARY. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

17.          ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto relating to Employee’s employment by the Company in the capacity herein stated and, except as specifically provided herein, no provisions of any employee manual, personnel policies, Company directives or other agreement or document shall be deemed to modify the terms of this Agreement unless the parties specifically agree otherwise in writing by citing to this Agreement. No amendment or modification of this Agreement shall be valid or binding upon Employee or the Company unless made in writing and signed by the parties hereto. All prior understandings and agreements relating to Employee’s employment by the Company, in whatever capacity, are hereby expressly terminated.

18.          CONFIDENTIALITY. The terms, conditions and existence of this Agreement shall be confidential.

IN WITNESS WHEREOF, Employee and the Company have executed and delivered this agreement as of the date first shown above.

EMPLOYEE:	THE COMPANY:

CLIFFORD BOLEN	VITA FOOD PRODUCTS, INC.

/s/ Clifford Bolen	By:	/s/ Stephen Rubin

Address:	Printed Name:	Stephen Rubin

	Title:	President

	Address:	2222 West Lake Street
Chicago, IL 60612